UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 Current Report




                PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)       October 25, 2000
                                                --------------------------------

Commission File Number:    000-17962


                         Applebee's International, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Delaware                                      43-1461763
  ----------------------------              ------------------------------------
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
   incorporation or organization)

          4551 W. 107th Street, Suite 100, Overland Park, Kansas 66207
 -------------------------------------------------------------------------------
              (Address of principal executive offices and zip code)

                                 (913) 967-4000
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


                                      None
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 9.           Regulation FD Disclosure

     On October 25, 2000, Applebee's International, Inc. (the "Company") issued a press release entitled " Applebee's International Reports Third Quarter Diluted Earnings Per Share of 60 Cents." The press release is included below.


                                                          FOR IMMEDIATE RELEASE

Contact: George Shadid,
         Chief Financial Officer
         (913) 967-4035

         Carol DiRaimo,
         Director of Investor Relations
         (913) 967-4109


                 Applebee's International Reports Third Quarter
                     Diluted Earnings Per Share of 60 Cents

Overland Park, Kan., October 25, 2000 -- Applebee's International, Inc. (Nasdaq:APPB) today reported net earnings for the third quarter ended September 24, 2000 of $15.8 million, or 61 cents and 60 cents per share on a basic and diluted basis, respectively.

Commenting on the quarter, Lloyd L. Hill, chairman and chief executive officer, said, "Our earnings per share increased 13 percent for the quarter even with lower comparable sales increases than we had projected earlier in the year and the higher expected costs associated with the recent implementation of our new core menu. System-wide comparable sales increased 1.5 percent for the quarter, within our previously announced expected range of 1 to 3 percent. After completion of extensive training during the latter part of the quarter, the new menu was introduced in all company restaurants at the beginning of October. This new menu is a critical element of our long-term sales-building strategy, and we are excited about the enhanced quality and value of the new items that we are offering to our guests."

Hill added, "We continue to increase our market share through the development of new restaurants and the resulting growth in system sales. We expect system-wide sales to exceed $2.6 billion this year with the opening of at least 115 new restaurants. This year will mark the eighth consecutive year that the Applebee's system will open more than 100 restaurants, and we expect to open at least 100 restaurants in 2001, as well. This development pace has not come at the expense of returns, as our annualized return on equity was nearly 23 percent for the quarter, well in excess of our 20 percent target. We also repurchased over $37 million of our stock during the quarter under our increased share buyback program."

Highlights for the third quarter and year-to-date periods ended September 24, 2000 included:

o Net earnings for the third quarter were $15.8 million, or 61 cents and 60 cents per share on a basic and diluted basis, respectively, as compared to third quarter 1999 net earnings of $15.2 million, or 54 cents and 53 cents per share on a basic and diluted basis, respectively. This represents a 13 percent increase in both basic and diluted earnings per share over the same period of the prior year.

                                    - more -

October 25, 2000
Page 2


o Net earnings for the 39-week period ended September 24, 2000 were $47.2 million, or $1.78 and $1.77 per share on a basic and diluted basis, respectively. This compares to net earnings in the same period of 1999 of $43.1 million, or $1.49 and $1.48 per share on a basic and diluted basis, respectively (excluding the loss on disposition of the Rio Bravo Cantina concept and four specialty restaurants). This represents an increase in basic and diluted earnings per share of 19 percent and 20 percent, respectively.

o Comparable sales for company restaurants increased 1.1 percent for the third quarter and 2.5 percent for the 39-week period ended September 24, 2000. System-wide comparable sales increased 1.5 percent for the third quarter and 2.2 percent for the year-to-date period, while comparable sales for franchise restaurants increased 1.6 percent and 2.2 percent, respectively. (In calculating comparable restaurant sales, restaurants open for at least 18 months are compared from period to period.)

o System-wide sales for the Applebee's concept were a record $667.5 million for the third quarter, an 11 percent increase over the prior year. System-wide sales for the 39-week period ended September 24, 2000 reached $1.96 billion, a 12 percent increase over the same period of 1999. (System-wide sales include franchisee sales as reported to Applebee's International, as well as sales from company restaurants.)

o Operating revenues for the Applebee's concept (comprised of company restaurant sales and franchise income) increased 5.3 percent for the third quarter. Adjusting the third quarter of 1999 for the revenue impact of the Philadelphia restaurants that were sold to a franchisee in December 1999, operating revenues increased 9.1 percent for the third quarter of 2000.

o Applebee's ended the quarter with 1,242 restaurants system-wide (273 company and 969 franchise restaurants). During the third quarter of 2000, there were 32 new Applebee's restaurants opened system-wide, including 5 company and 27 franchised restaurants. For the first three quarters of 2000, 80 new Applebee's restaurants have been opened. At least 115 new restaurants are expected to open in 2000, including 25 to 26 company restaurants and 90 to 100 franchise restaurants. New openings in 2001 are expected to include 25 to 27 company restaurants and 90 to 100 franchise restaurants.

o During the third quarter, the company repurchased 1,550,000 shares of common stock in open market transactions at an aggregate cost of $37.2 million. Through September 24, 2000, a total of 1,823,000 shares have been purchased at an aggregate cost of $44.5 million under the company's current $57.5 million repurchase authorization.

                                    - more -

October 25, 2000
Page 3


Fourth quarter 2000 comparable sales increases for both company and franchise restaurants are expected to be similar to the trends experienced in the third quarter. The company now expects earnings per share for the fourth quarter (which will include one extra week as a result of this year being a 53-week fiscal year) to be in the range of 62 to 65 cents. Accordingly, earnings per share for 2000 are expected to be in the range of $2.39 to $2.42, an increase of approximately 19 to 21 percent over 1999 earnings per share of $2.00 (excluding an 11 cent per share net loss on the disposition of restaurants in 1999). Consistent with the company's strategic goals, earnings per share are expected to again grow at least 15 percent in fiscal year 2001.

The company also announced that Karen Eadon, Senior Vice President of Marketing, has resigned to pursue other interests. A nationwide search for her replacement has begun. In the interim, Julia Stewart, President of the Applebee's Division, will have direct responsibility for marketing.

A conference call to review the third quarter results will be held on Thursday morning, October 26, 2000, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The conference call will be broadcast live over the Internet on the Vcall website located at http://www.vcall.com and a replay will be available shortly after the call through October 31, 2000 at the Vcall website.

Applebee's International, Inc., headquartered in Overland Park, Kan., currently develops, franchises and operates restaurants under the Applebee's Neighborhood Grill and Bar brand, the largest casual dining concept in the world. There are currently 1,253 Applebee's restaurants operating system-wide in 49 states and eight international countries. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

The statements contained in this release regarding comparable sales increases, 2000 earnings per share, 2001 earnings per share growth, and new restaurant development in 2000 and 2001 are forward looking and based on current expectations. There are several risks and uncertainties that could cause actual results to differ materially from those described, including but not limited to the ability of the company and its franchisees to open and operate additional restaurants profitably, the continued growth of its franchisees and its ability to attract and retain qualified franchisees, the impact of intense competition in the casual dining segment of the restaurant industry and its ability to control restaurant operating costs which are impacted by market changes, minimum wage and other employment laws, food costs and inflation. For additional discussion of the principal factors that could cause actual results to be materially different, the reader is referred to the company's current report on Form 8-K filed with the Securities and Exchange Commission on February 9, 2000. The company disclaims any obligation to update these forward-looking statements.

                                      # # #

                 APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                                   (Unaudited)

                    (in thousands, except per share amounts)

                                                              13 Weeks Ended                   39 Weeks Ended
                                                       ------------------------------   ------------------------------
                                                       September 24,    September 26,   September 24,    September 26,
                                                           2000            1999              2000             1999
                                                       -------------   --------------   -------------    -------------
                                                                                                            >
Revenues:
     Company restaurant sales....................       $ 151,038        $ 145,434       $ 444,398        $ 453,026
     Franchise income............................          21,252           18,259          61,787           53,950
                                                       -------------   --------------   -------------    -------------
        Total operating revenues.................         172,290          163,693         506,185          506,976
                                                       -------------   --------------   -------------    -------------
Cost of Company restaurant sales:
     Food and beverage...........................          41,408           39,633         120,789          124,174
     Labor.......................................          47,703           45,753         140,825          143,312
     Direct and occupancy........................          38,005           34,312         109,760          111,440
     Pre-opening expense.........................             322              645             831            1,263
                                                       -------------   --------------   -------------    -------------
        Total cost of Company restaurant sales...         127,438          120,343         372,205          380,189
                                                       -------------   --------------   -------------    -------------
General and administrative expenses..............          16,224           15,568          48,569           46,185
Amortization of intangible assets................           1,460            1,490           4,366            4,541
Loss on disposition of restaurants and equipment.             231              213             906            9,716
                                                       -------------   --------------   -------------    -------------
Operating earnings...............................          26,937           26,079          80,139           66,345
                                                       -------------   --------------   -------------    -------------
Other income (expense):
     Investment income...........................             389              293           1,105              903
     Interest expense............................          (2,225)          (2,444)         (6,856)          (8,021)
     Other income (expense)......................             (79)             170             342              174
                                                       -------------   --------------   -------------    -------------
        Total other expense......................          (1,915)          (1,981)         (5,409)          (6,944)
                                                       -------------   --------------   -------------    -------------
Earnings before income taxes.....................          25,022           24,098          74,730           59,401
Income taxes.....................................           9,208            8,916          27,501           21,978
                                                       -------------   --------------   -------------    -------------
Net earnings.....................................       $  15,814        $  15,182       $  47,229        $  37,423
                                                       =============   ==============   =============    =============

Basic net earnings per common share..............      $     0.61      $      0.54      $    1.78        $    1.30
                                                       =============   ==============   =============    =============
Diluted net earnings per common share............      $     0.60      $      0.53      $    1.77        $    1.29
                                                       =============   ==============   =============    =============

Basic weighted average shares outstanding........          26,098           28,100         26,486           28,898
                                                       =============   ==============   =============    =============
Diluted weighted average shares outstanding......          26,187           28,454         26,627           29,083
                                                       =============   ==============   =============    =============



The following table sets forth, for the periods indicated, information derived from the Company's consolidated statements of earnings expressed as a percentage of total operating revenues, except where otherwise noted. Percentages may not add due to rounding.

                                                                  13 Weeks Ended                39 Weeks Ended
                                                           ----------------------------- -----------------------------
                                                           September 24,  September 26,  September 24,  September 26,
                                                                2000           1999           2000           1999
                                                           -------------- -------------- ------------- ---------------
Revenues:
     Company restaurant sales...........................         87.7%          88.8%          87.8%          89.4%
     Franchise income...................................         12.3           11.2           12.2           10.6
                                                           -------------- -------------- ------------- ---------------
        Total operating revenues........................        100.0%         100.0%         100.0%         100.0%
                                                           ============== ============== ============= ===============
Cost of sales (as a percentage of Company
     restaurant sales):
     Food and beverage..................................         27.4%          27.3%          27.2%          27.4%
     Labor..............................................         31.6           31.5           31.7           31.6
     Direct and occupancy...............................         25.2           23.6           24.7           24.6
     Pre-opening expense................................          0.2            0.4            0.2            0.3
                                                           -------------- -------------- ------------- ---------------
        Total cost of sales.............................         84.4%          82.7%          83.8%          83.9%
                                                           ============== ============== ============= ===============

General and administrative expenses.....................          9.4%           9.5%           9.6%           9.1%
Amortization of intangible assets.......................          0.8            0.9            0.9            0.9
Loss on disposition of restaurants and equipment........          0.1            0.1            0.2            1.9
                                                           -------------- -------------- ------------- ---------------
Operating earnings......................................         15.6           15.9           15.8           13.1
                                                           -------------- -------------- ------------- ---------------
Other income (expense):
     Investment income..................................          0.2            0.2            0.2            0.2
     Interest expense...................................         (1.3)          (1.5)          (1.4)          (1.6)
     Other income (expense).............................           --            0.1            0.1            --
                                                           -------------- -------------- ------------- ---------------
        Total other expense.............................         (1.1)          (1.2)          (1.1)          (1.4)
                                                           -------------- -------------- ------------- ---------------
Earnings before income taxes............................         14.5           14.7           14.8           11.7
Income taxes............................................          5.3            5.4            5.4            4.3
                                                           -------------- -------------- ------------- ---------------
Net earnings............................................          9.2%           9.3%           9.3%           7.4%
                                                           ============== ============== ============= ===============



                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              APPLEBEE'S INTERNATIONAL, INC.
                                              (Registrant)


Date:    October 25, 2000                By:   /s/  George D. Shadid
         ---------------------                 ---------------------
                                               George D. Shadid
                                               Executive Vice President and
                                               Chief Financial Officer